Exhibit 99.2

NEWS RELEASE

Company Contacts:	Jeff Hall
Chief Financial Officer
(408) 875-6800
jeff.hall@kla-tencor.com

Kyra Whitten
Sr. Director, Corporate Communications
(408) 875-7819
kyra.whitten@kla-tencor.com
FOR IMMEDIATE RELEASE
KLA-TENCOR ANNOUNCES RETIREMENT OF
BOARD CHAIRMAN KENNETH LEVY
Levy Named Chairman Emeritus
Edward W. Barnholt Named New Chairman of the Board
SAN JOSE, California, October 17, 2006 — KLA-Tencor Corporation (NASDAQ: KLAC) today announced that Kenneth Levy, Founder and Chairman of the Board, has informed the Company that he is retiring as a Director and employee, effective immediately. Mr. Levy was a member of the Board of Directors of the Company since 1975, Chairman of the Board since 1999, and Chief Executive Officer from 1975 to 1997 and from mid 1998 to mid 1999.
Edward W. Barnholt will succeed Mr. Levy as Chairman of the Board of Directors and will serve in a non-executive capacity. Mr. Barnholt is the former President and Chief Executive Officer of Agilent Technologies, and joined the Company’s Board of Directors in 1995. Mr. Barnholt stated, “Ken Levy is a visionary technologist, a founder of the semiconductor equipment industry, and the person most responsible for the growth and success of KLA-Tencor. His experience and wisdom have been tremendous assets to the Company. In recognition of this, as well as the Board’s deep appreciation for Ken’s long-standing contributions to the Company, its employees and customers, the Board has named him Chairman Emeritus.”
Mr. Levy stated, “I want all of the employees of KLA-Tencor to know that I am extremely proud of what they have accomplished in building a world class, market leading business, and I know the Company will continue to be very successful.”
The Company separately announced results of the investigation by the Special Committee of the Board of Directors of the Company’s historical stock option practices. Based upon that investigation, the Company intends to re-price all outstanding retroactively priced options held by Mr. Levy and certain other former and current executives of the Company. The exercise price of each re-priced option will be increased to the fair market value on the corrected measurement date.
Forward-Looking Statements: Statements in this press release regarding KLA-Tencor’s intention to re-price certain options are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors, including, but not limited to, the final conclusions of the Board of Directors, the Special Committee, the Audit Committee, and the Company’s independent public accountants concerning matters related to the Company’s historical stock option grants.
About KLA-Tencor: KLA-Tencor is the world leader in yield management and process control solutions for semiconductor manufacturing and related industries. Headquartered in San Jose, California, the Company has sales and service offices around the world. An S&P 500 company, KLA-Tencor is traded on the NASDAQ Global Select Market under the symbol KLAC.
Additional information about the Company is available at http://www.kla-tencor.com.
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